Exhibit 99.1

OneSpan Strengthens Board with Appointment of Two New Directors

Appointees bring decades of banking,  financial and cloud technology experience at leading companies including Morgan Stanley Wealth Management, Charles Schwab Corporation, First Data Corporation and Cox Automotive.

CHICAGO, March 3, 2020 – OneSpan™ Inc. (NASDAQ: OSPN), a global leader in software for trusted identities, e-signatures and secure transactions, today announced the expansion of its board to 10 members with the appointments  of Naureen Hassan and Marianne Johnson to OneSpan’s Board of Directors effective March 15, 2020.

Most recently,  Ms. Hassan has served as the Chief Digital Officer at Morgan Stanley Wealth Management (MSWM),  an $18 billion revenue division of global financial services firm, Morgan Stanley (NYSE: MS). Ms. Johnson is the Executive Vice President and Chief Product Officer at Cox Automotive, one of the largest automotive services companies in the world with a portfolio of brands that provide cloud-based retail, financial and wholesale solutions for consumers, dealers and manufacturers in the global automotive market.

“OneSpan’s Board of Directors continues to expand its expertise in cloud-centric business models that deliver security and productivity to the financial services sector.  These appointees bring depth in the design, development, and delivery of secure digital services at scale,” said OneSpan Board Chair, John N. Fox, Jr.

“The addition of Naureen Hassan and Marianne Johnson will provide valuable perspectives as we execute our Trusted Identity growth strategy to enable secure digital banking,” said OneSpan CEO, Scott Clements. “We expect both candidates to make important contributions to our evolution as a  financial technology company focused on building long-term shareholder value.”

Ms. Hassan and Ms. Johnson join the eight directors currently serving on OneSpan’s Board.

About Naureen Hassan

Ms. Hassan was the Chief Digital Officer at Morgan Stanley Wealth Management (MSWM) and was responsible for the MSWM business’s digital transformation strategy focused on modernizing how the firm and its advisors acquire, serve and interact with clients. In this role, she led product development teams in building digital marketing capabilities, consumer facing technologies and artificial intelligence-enabled platforms. Prior to joining MSWM in 2016, Ms. Hassan was the Executive Vice President of Investor Services Segments and Platforms at Charles Schwab Corporation for 13 years.

Ms. Hassan has more than 25 years of experience across financial services, using new technologies to transform the user experience while improving operational efficiency and enabling business process transformation.

About Marianne Johnson

Ms. Johnson is an Executive Vice President and Chief Product Officer driving innovation and technology advancements at privately-held Cox Automotive, one of the largest automotive services companies in the world providing cloud-based technology and other solutions for the automotive wholesale and retail marketplace, including well-known brands such as Autotrader, Kelley Blue Book and Manheim.

Before joining Cox Automotive in 2018, Ms. Johnson was the Senior Vice President and Head of Product and Technology at First Data Corporation where she worked on a range of banking and payments technologies including fraud analytics.

Ms. Johnson has more than 30 years of experience in technology and business model innovation with expertise in product management, marketing, data analytics, artificial intelligence, competitive analysis and commercialization.

About OneSpan

OneSpan enables financial institutions and other organizations to succeed by making bold advances in their digital transformation. We do this by establishing trust in people’s identities, the devices they use, and the transactions that shape their lives. We believe that this is the foundation of enhanced business enablement and growth. More than 10,000 customers, including over half of the top 100 global banks, rely on OneSpan solutions to protect their most important relationships and business processes. From digital onboarding to fraud mitigation to workflow management, OneSpan’s unified platform reduces costs, accelerates customer acquisition, and increases customer satisfaction. Learn more about OneSpan at OneSpan.com and on Twitter, LinkedIn and Facebook.

Copyright© 2020 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

Investor contact:

Joe Maxa
Director of Investor Relations
M: +1-612-247-8592
O: +1-312-766-4009
joe.maxa@onespan.com

Important Additional Information

OneSpan, its directors, its nominees and certain of its officers are participants in the solicitation of proxies from OneSpan’s shareholders in connection with OneSpan’s 2020 annual meeting of shareholders. OneSpan intends to file a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from OneSpan’s shareholders. ONESPAN SHAREHOLDERS AND OTHER INVESTORS ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of OneSpan’s directors, director nominees and executive officers and their respective interests in OneSpan by security holdings or otherwise is set forth in OneSpan’s proxy statement for the 2019 annual meeting of shareholders filed with the SEC on April 26, 2019 (the “2019 Proxy Statement”), with such changes thereto as have been reported in subsequent SEC filings on Forms 3, 4 and 5, and the current report on Form 8-K filed with the SEC on the date of this press release. A copy of the 2019 Proxy Statement, such Form 8-K and other relevant documents that OneSpan files with the SEC (including OneSpan’s proxy statement for the 2020 annual meeting of shareholders when it becomes available) may be obtained for no charge at the SEC’s website at www.sec.gov and at OneSpan’s website at investors.onespan.com. Copies may also be obtained by contacting OneSpan by mail at 121 West Wacker Drive, 20th Floor, Chicago, IL 60601, Attention: Corporate Secretary or by telephone at 312-766-4001.

Forward Looking Statements

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the execution of OneSpan’s strategy and the anticipated contributions of Ms. Hassan and Ms. Johnson to Board of Directors. These forward-looking statements are be accompanied by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “except,” “forecast,” “intend,” “may,” “plan,” “continue,” “potential,” “possible,” “will,” “would” and other words and terms of similar meaning.  You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. These risks and uncertainties those factors set forth in the Risk Factors section of our Form 10-K filed with the SEC. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist, or changes in our expectations after the date of this press release, except as required by law.